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For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

FOR IMMEDIATE RELEASE

Inergy, L.P. Announces

Pricing of 1,750,000 Common Units

(Kansas City, MO—January 9, 2004) Inergy, L.P. (Nasdaq: NRGY) announced today that it has priced a public offering of 1,750,000 common units at $48.39 per unit. The offering was increased by 100,000 units from the initial 1,650,000 announced at launch. The underwriters have the option to purchase up to 262,500 additional units to cover over-allotments, if any. The foregoing unit amounts and pricing information do not give effect to the Partnership’s pending two-for-one unit split. Inergy’s common units will begin trading on a post-split basis on January 13, 2004.

Excluding the underwriters’ over-allotment option, net proceeds from the offering, including the general partner’s proportionate capital contribution and expenses associated with the offering, will be approximately $82.1 million. The offering is expected to close on January 14, 2004 and the Partnership intends to use the net proceeds from the offering to repay indebtedness.

Lehman Brothers Inc. is serving as sole book-running lead manager of the offering. In addition, A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC and Raymond James & Associates, Inc. are serving as co-managers of the offering.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, email: niokioh_wright@adp.com, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Inergy, L.P.—headquartered in Kansas City, Missouri—is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 245,000 retail customers from 134 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s web site, www.InergyPropane.com. For more information contact Inergy’s Investor Relations department at 816-842-8181 or investorrelations@inergyservices.com.

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